Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of March 15, 2013 (the “Effective Date”), by and between ACHAOGEN, INC., a Delaware corporation with its principal place of business at 7000 Shoreline Court, Suite 371, South San Francisco, California 94080, USA (“Achaogen”), and PLANET PHARMA, LLC an Illinois corporation having a principal place of business at 800 Hillgrove Avenue, Suite 102, Western Springs, IL 60558 (“Consultant”). Achaogen desires to retain Consultant as an independent contractor to perform consulting services for Achaogen and Consultant is willing to perform such services, on terms set forth more fully below.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.SERVICES AND COMPENSATION

(a)Consultant agrees to perform for Achaogen the services (“Services”) described in related Exhibit(s), attached hereto.

(b)Achaogen agrees to pay Consultant the compensation set forth in related Exhibit(s) for the performance of the Services.

2.CONFIDENTIALITY

(a)Definition. “Confidential Information” means any Achaogen proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Achaogen either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b)Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the term of this Agreement, use Achaogen’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Achaogen or disclose Achaogen’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of Achaogen. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in Achaogen’s favor substantially identical to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by Achaogen as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without Achaogen’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Achaogen.

(c)Former Employer’s Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of Achaogen any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify Achaogen and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Achaogen’s use of the work product of Consultant under this Agreement.

(d)Third Party Confidential Information. Consultant recognizes that Achaogen has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Achaogen’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Achaogen and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Achaogen consistent with Achaogen’s agreement with such third party.

(e)Return of Materials. Upon the termination of this Agreement, or upon Achaogen’s earlier request, Consultant will deliver to Achaogen all of Achaogen’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.OWNERSHIP

(a)Assignment. Consultant agrees that all inventions, improvements, developments, discoveries, copyrightable material, trade secrets, copyrightable material, notes, records, drawings and designs (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, in connection with or as a result of performance of Services are the sole property of Achaogen. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to Achaogen all Inventions, and all U.S. and foreign patents, patent applications, copyrights, copyright applications and mask work rights, and all other intellectual property rights relating thereto. Consultant will promptly disclose in writing to the Chief Executive Officer or Chief Scientific Officer of Achaogen, or to any other persons designated by Achaogen, all Inventions. Consultant will not disclose Inventions to any person outside Achaogen unless requested to do so in writing by the Chief Executive Officer or Chief Scientific Officer of Achaogen.

(b)Further Assurances. Consultant agrees to assist Achaogen, or its designee, at Achaogen’s expense, in every proper way to secure Achaogen’s rights in the Inventions and any patents, patent applications, copyrights, copyright applications and mask work rights, and all other intellectual property rights relating thereto in any and all countries, including the disclosure to Achaogen of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Achaogen shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to

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Achaogen, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any patents, patent applications, copyrights, copyright applications and mask work rights, and all other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)Attorney in Fact. Consultant agrees that if Achaogen is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Achaogen above, then Consultant hereby irrevocably designates and appoints Achaogen and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.REPORTS

Consultant agrees that Consultant will from time to time during the term of this Agreement or any extension thereof keep Achaogen advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as reasonably requested by Achaogen, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant. Reports prepared by Consultant shall be the sole property of Achaogen.

5.CONFLICTING OBLIGATIONS

(a)Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further covenants that Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant has disclosed and, during the term of this Agreement, will disclose to the Chief Executive Officer of Achaogen any conflicts between this Agreement and any other agreements binding Consultant.

(b)The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. Consultant shall not use the funding, resources or facilities of any other third party, without the prior written consent of Achaogen, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services.

(c)In view of Consultant’s access to Achaogen’s trade secrets and proprietary know-how, Consultant further agrees that Consultant will not, without Achaogen’s prior written consent, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement.

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6.TERM AND TERMINATION

(a)Term. This Agreement will commence on the Effective Date and will continue until the earlier of (i) Three (3) years from the Effective Date; or (ii) termination as provided below.

(b)Termination. Achaogen may terminate this Agreement upon giving two (2) weeks prior written notice thereof to Consultant. Any such notice shall be addressed to Consultant at the address shown above or such other address as Consultant may notify Achaogen and shall be deemed given upon delivery if personally delivered, or forty-eight (48)   hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Achaogen may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

(c)Survival. Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)that Achaogen shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Achaogen prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii)Sections 2 (Confidentiality), 3 (Ownership), 5( c) (Development of Similar Products for Third Parties), 8 (Independent Contractor), 11 (Equitable Relief) and 13 (Non-Solicitation) shall survive termination of this Agreement.

7.ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of Achaogen.

8.INDEPENDENT CONTRACTOR

It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Achaogen, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse Achaogen for) all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify and hold harmless Achaogen and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that Consultant is not an independent contractor, or (iii) any breach by Consultant or

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Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement.

9.NO DEBARMENT

Consultant represents and warrants that neither it nor any of its officers, directors, agents, affiliates, employees, independent contractors or subcontractors or any other person performing work on Consultant’s behalf in rendering Services is or has been under investigation by the United States Food and Drug Administration for debarment action or is presently debarred pursuant to the 21 USC § 335. Consultant shall notify Achaogen immediately upon any inquiry or the commencement of any such investigation or proceeding.

10.BENEFITS

Consultant acknowledges and agrees and it is the intent of the parties hereto that Consultant receive no Achaogen-sponsored benefits from Achaogen either as a Consultant or employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401 (k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Achaogen’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

11.EQUITABLE RELIEF.

The parties acknowledge that damages may in some cases not be an adequate remedy for grievances suffered under this Agreement, and accordingly may seek injunctive or other equitable relief from a court of appropriate jurisdiction.

12.NON-SOLICITATION

During the term of this Agreement and for a period of twelve (12) months thereafter Consultant will not directly or indirectly solicit, hire away, or induce to leave any employee or consultant of Achaogen.

13.GOVERNINGLAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

14.ENTIREAGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives ofthe parties hereto.

15.SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement, or any terms

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thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACHAOGEN, INC.		PLANET PHARMA, LLC
By:	/s/ Dennis B. Hom	By:	/s/ Donald Kraus
	(signature)		(signature)

Name:	Dennis B. Hom	Name:	Donald Kraus

Title:	VP Finance & Corporate Development

Date:	April 8, 2013	Date:	4-1-2013

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Amendment One (1)

To

Consulting Agreement

Between Achaogen, Inc. And Planet Pharma, Llc

This Amendment 1 to the Consulting Agreement (the "Amendment") is dated as of January 1, 2016 (the "Effective Date"), and is issued pursuant to the Consulting Agreement (the "Agreement") dated March 15, 2013 by and between ACHAOGEN, INC. ("Achaogen") and PLANET PHARMA, LLC ("Consultant"). Achaogen and Consultant are jointly referred to as the "Parties" to this Amendment.

WHEREAS, the Parties wish to amend the Agreement by revising the Agreement's term; and

WHEREAS, the Parties agree to be bound by the terms and conditions of the Agreement as amended.

NOW THEREFORE, Subpart (a) of Section 6 of the Agreement, Term, is hereby deleted in its entirety and replaced with the following:

"(a)

This Agreement will commence on the Effective Date and will continue until December 31, 2017, unless such term is extended by the mutual written agreement of the Parties, or the Agreement is terminated earlier as provided below."

Other than as amended herein, the Agreement remains in full force and effect.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Achaogen/Planet Pharma (CGL)

Consulting Agreement Amendment No. 1

1

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date(s) set forth below and it will be effective as of the Effective Date first above written.

Achaogen, Inc.		Planet Pharma LLC

By:	/s/ Blake Wise	By:	/s/ Nick Demling
Name:	Blake Wise	Name:	Nick Demling
Title:	COO	Title:	President
Date:	12/18/2015	Date:	12/16/2015

Achaogen/Planet Pharma (CGL)

Consulting Agreement Amendment No. 1

2

Amendment Two (2) To

Consulting Agreement Between

Achaogen, Inc. And Planet Pharma, Llc

This Amendment 2 (“Amendment”) effective as of November 1, 2016 (“Effective Date”), is by and between Achaogen, Inc. (“Achaogen”) and Planet Pharma, LLC (“Consultant), and issued pursuant to the Consulting Agreement dated March 15, 2013, as amended January 1, 2016 by and between Achaogen and Consultant (“Agreement”).  Achaogen and Consultant are jointly referred to as the “Parties” to this Amendment.

WHEREAS, the Parties wish to amend the Agreement by revising the Agreement’s Term; and

WHEREAS, the Parties wish to amend the Agreement by adding Sections 16 and 17 as described below.

NOW THEREFORE, Achaogen and Consultant hereby agree to the following terms and conditions:

1). Subpart (a) of Section 6 of the Agreement, Term, is hereby deleted in its entirety and replaced with the following:

“(a)

This Agreement will commence on the Effective Date and will continue until December 31, 2020, unless such term is extended by the mutual written agreement of the Parties, or the Agreement is terminated earlier as provided below.”

2).Section 16 Direct Placements is hereby added to the Agreement.

“Section 16.  Direct Placements

At Achaogen request, Consultant will present new candidates to Client for consideration of full time employment at Client’s organization.

Consultant fees are based on the candidate’s first year annual compensation exclusive of any signing bonus and any other paid, accrued, deferred or other compensation (“First Year Annual Compensation”).  The base fee (“Fee”) amount is 25% of the First Year Annual Compensation.  Fee is due in the event that a candidate referred to Achaogen is hired within twelve (12) months after referral.

All permanent placements are unconditionally guaranteed for Sixty (60) calendar days. In the event that the candidate resigns or is terminated for cause during the first Sixty (60) days of employment, the Fee shall be promptly refunded upon request. Implementation of the provisions of this paragraph is contingent upon our invoice being fully paid and payment remitted within ten (10) days after the employee commences employment.”

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Consulting Agreement Amendment No. 2	1

3).	Section 17, Restrictive Covenant and Right to Hire is hereby added to the Agreement:

“Section 17.  Restrictive Covenant and Right to Hire

For Consultant contract employees, excluding Consultant payroll contract employees, if Company chooses to hire the employee, annual salary is based off the Contract Employee’s hourly rate (excluding mark-up) x 2,080 hours.

Hours of Placement	Conversion Fee
0-320	25%
321-519	20%
520-1039	15%
1040+	0

“

Other than as amended herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date(s) set forth below and it will be effective as of the Effective Date first above written.

Achaogen, Inc.		Planet Pharma LLC

By:	/s/ Tobin Schilke	By:	/s/ Donald Kraus
Name:	Tobin Schilke	Name:	Donald Kraus
Title:	CFO	Title:	Senior Director
Date:	11/13/2016	Date:	11/4/2016

Achaogen/Planet Pharma (CGL)
Consulting Agreement Amendment No. 2	2

Exhibit BJ To

Consulting Agreement between Achaogen, Inc. and Planet Pharma, LLC

Dated March 15, 2013

This Exhibit BJ (“Exhibit”) effective as of March 16, 2017 (“Effective Date”), is between Achaogen, Inc. (“Achaogen”) and Planet Pharma, LLC (“Consultant”), and is issued pursuant to the Consulting Agreement between Achaogen and Consultant dated March 15, 2013 and amended January 1, 2016 and November 1, 2016 (“Agreement”). Achaogen and Consultant are sometimes hereinafter referred to jointly as the “Parties” to this Exhibit.

WHEREAS, the Parties wish to have Consultant perform for Achaogen the Services as described below.

NOW THEREFORE, the Parties agree to be bound by the terms and conditions of the Agreement and this Exhibit.

1.Contact. Consultant’s principal contact at Achaogen will be:

Name:Lynn Connolly

Title:VP Late Development

2.Assigned Resource. Consultant’s assigned resource at Achaogen will be:

Name:Dr. Ian Friedland

Title:Development and NDA Consultant

3.Services. Consultant will render to Achaogen the following Services (“Services”):

(i) Support for plazomicin NDA (non-CMC related): strategy discussions, review of key documents (CSR/Clin Overview), FDA interactions;

(ii) Med Affairs: scientific review of materials for ClinSci (platform, lexicon, ad board materials, publications) and support for Ad Boards;

(iii) Management of ARLG studies until NDA submission ready; and

(iv) C-Scape Phase 3 protocol.

4.Compensation.

(a)In consideration of the Services to be performed hereunder, Achaogen will pay Consultant $40,000 per month. The maximum compensation payable through July 31, 2017 for Services described in this Exhibit will not exceed $180,000.

(b)Consultant will submit a monthly invoice for services and expenses to Achaogen by regular mail or by email as noted below:

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Consulting Agreement 2016 (non govt) Exhibit BJ

By regular mail:	Achaogen, Inc.
Attn: Accounts Payable
7000 Shoreline Court, Suite 371
South San Francisco, CA 94080
By email:	accounting@achaogen.com

(c)Consultant will submit all invoices for Services and expenses for Services conducted under this Exhibit separately from all other services conducted under the Agreement and any other associated exhibit(s) or amendment(s) thereto. Achaogen will pay each invoice within 30 days of receipt in the absence of a good faith dispute, provided that in case of a dispute the precise nature thereof will be provided to Consultant in writing within the 30-day payment period. In order to be eligible for payment by Achaogen, invoices must be submitted within six (6) months of the provision of services corresponding thereto. Invoices submitted by Consultant more than six (6) months after the provision of services listed in the invoice will not be considered by Achaogen for payment.

(d)Consultant will submit all invoices in a form approved by Achaogen and such invoices will be approved by the contact person listed above. The form shall include the following:

i.	A brief description of Services performed;
ii.	Purchase Order Number 14455; and
iii.	The following statement: “Services performed pursuant to Exhibit BJ of the Consulting Agreement dated March 15, 2013 and associated with the program code 0.0.0.0.”

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Consulting Agreement 2016 (non govt) Exhibit BJ

IN WITNESS WHEREOF, the Parties hereto have executed this Exhibit on the date(s) set forth below and it will be effective as of the day and year first above written.

Achaogen, Inc.		Planet Pharma, LLC

By:	/s/ Kenneth Hillan	By:	/s/ Donald Kraus
	(signature)		(signature)

Name:	Kenneth Hillan	Name:	Donald Kraus

Title:	CEO	Title:	Senior Director

Date:	March 14, 2017	Date:

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Consulting Agreement 2016 (non govt) Exhibit BJ